                                                                   EXHIBIT 99.00

                [LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]


                       REPORT OF INDEPENDENT ACCOUNTANTS


We have examined the accompanying management's assertion that, as of December 31, 1997, First USA Bank, a subsidiary of BANC ONE CORPORATION, maintained effective internal control over the servicing of receivables arising in consumer credit card accounts for First USA Credit Card Master Trust.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over the loan servicing process, testing and evaluating the design and operating effectiveness of the internal control, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control over the loan servicing process to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertion that First USA Bank maintained effective internal control over the servicing of receivables arising in consumer credit card accounts for the First USA Credit Card Master Trust as of December 31, 1997, is fairly stated, in all material respects, based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in Internal Control--Integrated Framework.

                                                    /s/ Coopers & Lybrand L.L.P.



Columbus, Ohio
March 27, 1998

                          Assertion by First USA Bank


First USA Bank, a subsidiary of BANC ONE CORPORATION, services the receivables arising in consumer credit card accounts for the First USA Credit Card Master Trust. First USA Bank maintained effective internal control over the loan servicing for the First USA Credit Card Master Trust as of December 31, 1997, based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in Internal Control--Integrated Framework.



/s/ Peter W. Atwater
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Peter W. Atwater
Executive Vice President